Q1 2020 Sterling Construction Company Inc Earnings Call

Houston May 6, 2020 (Thomson StreetEvents) -- Edited Transcript of Sterling Construction Company Inc earnings conference call or presentation Tuesday, May 5, 2020 at 1:00:00pm GMT

CORPORATE PARTICIPANTS

- Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director
- Ronald A. Ballschmiede, Sterling Construction Company, Inc. - Executive VP, CFO, CAO & Treasurer

CONFERENCE CALL PARTICIPANTS

- Brent Edward Thielman, D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst
- Sean D. Eastman, KeyBanc Capital Markets Inc., Research Division - Senior Equity Research Analyst

PRESENTATION

Operator

Greetings, and welcome to the Sterling Construction Company First Quarter 2020 Earnings Conference Call and Webcast. (Operator Instructions) As a reminder, this conference is being recorded, and there are accompanying slides on the Investor Relations section of the company's website.

Before turning the call over to Joe Cutillo, Sterling Construction's Chief Executive Officer, I will read the safe harbor statement.

Some discussions today may include forward-looking statements. Actual results could differ materially from the statements made today. Please refer to Sterling's most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligations to update forward-looking statements as a result of new information, future events or otherwise.

Please also note that management may reference EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share on this call, which are financial measures not recognized under U.S. GAAP. As required by SEC rules and regulations, these non-GAAP financial measures are reconciled to their most comparable GAAP financial measure in our earnings release issued yesterday afternoon.

Now I'd like to turn the call over to Joe Cutillo. Please proceed, sir.

Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director

Thanks, Jesse. Good morning, and thank you for joining Sterling's First Quarter 2020 Earnings Call. I hope all of you joining us today and your families are safe and making the most out of these difficult times.

I'd like to start off by thanking our 3,000 employees for their hard work, dedication and commitment to keeping each other safe. Though many of our employees have family and friends sequester to their homes, they have not missed a beat fulfilling the obligations we have to our customers and our investors. The entire Sterling team will continue to do everything we can to ensure our employees have a safe, productive workplace as we go forward.

During the first quarter, we felt very fortunate that all our businesses were deemed essential, and all our employees continue to work throughout the period. At the field level, our focus was on keeping our employees safe, complying with new guidelines and continuing to serve our customers. At the corporate level, our focus was on cash preservation, liquidity and scenario planning in case our essential business designation changed.

For the quarter, we not only met our internal expectations, both financially and strategically, but had an all-time record EBITDA quarter, even with all the challenges that were put before us. Versus prior year, our revenues were up 32%. Our gross profit was up 81%, gross margin percentage was up over 300 basis points, and our operating income was up 156%. Versus our year-end 2019, our backlog grew $127 million or 12%, and our gross margin in backlog improved 120 basis points.

Our newest acquisition, Plateau, exceeded our expectations as they booked over $100 million of new business and are now at an all-time record high backlog. Even more important than all of that, our liquidity improved in a quarter where we have historically burned $15 million to $20 million in operating cash flow.

As we discussed for the last 3 years, the overall driving principle of our strategy is increase the bottom line faster than the top line while reducing our overall risk. The results of the first quarter are just another example of us continuing to execute that strategy as our bottom line growth rate more than doubled our top line while creating positive cash flow in a very turbulent time.

To put it all into perspective, our $20-plus million of EBITDA in our slowest seasonal quarter was more than our entire EBITDA for the full year of 2016, a pretty remarkable improvement in a short period of time.

As we look forward to the remainder of the year, there are things we will have to do that are anything but business as usual. Many of our customers and offices are now virtual. Instead of traveling and meeting in person, our meetings are conducted via Zoom. Our procedures and protocols on job sites have changed. Masks and thermometers are now alongside of hard hats and safety glasses as standard PPE. But even with all these changes, we believe our heavy civil and specialty service sectors will continue to perform very near our original expectations. We will, however, see small impact -- a small impact coming from productivity hits associated with new rules and regulations. Our biggest full year risk and unknown at this time, revolves around our residential, multifamily and commercial office markets. Though we had strong performance in all those areas in the first quarter, we are seeing builders pull back on starts and new land -- starts and new land development in the second quarter.

In addition, we are seeing future bid activity and project starts in the multifamily and commercial office space get delayed or canceled. It is still unclear the total magnitude and duration of these slowdowns since we're at the beginning stages. But we do know it is highly likely they will have an impact on our full year 2020 results. Because of this, we have chosen to pull our full year guidance at this time until we have a clearer picture of what that impact will be.

With that, I'd like to turn it over to Ron to give you more details on the quarter and the full year outlook. Ron?

Ronald A. Ballschmiede, Sterling Construction Company, Inc. - Executive VP, CFO, CAO & Treasurer

Thanks, Joe, and good morning. I am pleased to provide a summary of our 2020 first quarter results.

With this being the second quarter of our reported results inclusive of the Plateau acquisition, most of the acquisition transaction-related noise and onetime costs are now primarily behind us. The progress we have made, progressing our multiyear strategy, including the transformational acquisition of Plateau, is apparent in our first quarter financial performance and cash flows. The passing of another post-acquisition quarter also allows for a cleaner picture of our financial performance.

Unfortunately, now enters the complications of the global pandemic. There are many continuing uncertainties relating to the pandemic. Today's prepared remarks and Q&A time together with the investor deck posted on our website, should provide insight into the business aspects thus far and our expectations for the next few quarters.

As you saw in our earnings press release, the first quarter included acquisition-related costs of $473,000. The earnings release and investor deck includes several non-GAAP financial presentations to help provide a better understanding of the Q1 2020 results and our prospective expectations. Additionally, as we discussed during our year-end earnings call, the U.S. accounting standards requirement -- required the reversal of our NOL income tax loss allowance. The 2020 and future consequences of this accounting requirement requires Sterling to provide a noncash income tax expense. Accordingly, in 2020, we expect to provide income tax expense at an effective tax rate of 26% to 27%, of which approximately 21% of pretax income will be a noncash expense.

For the 2020 first quarter, this noncash expense totaled $913,000. Because of the recurring nature of this tax expense going forward, we have not eliminated this expense from our non-GAAP presentations.

Please refer to our investor deck materials for additional 2020 cash flow information.

Now let me talk specifically about our first quarter results. At March 31, 2020, our backlog was an all-time high of $1.19 billion, a 12% increase over the end of 2019. Approximately 58% of the backlog increase related to the growth from the heavy civil segment, with a balance of 42% of the growth driven by the Plateau operations, which is included in specialty services. The gross margin in our first quarter backlog was 12.7%, also a record high and up from 11.5% at the beginning of the year. Unsigned low bid awards totaled $241 million, a decrease of $32 million from the end of 2019. We finished the first quarter with combined backlog of $1.432 billion, a 7% increase over the end of 2019. Our gross profit in combined backlog increased to 12.1% at March 31, 2020, from 11% at the beginning of the quarter.

Our 2020 book-to-burn factors for our combined heavy civil and specialty services segments was 147% and 135% and for backlog and combined backlog, respectively.

Residential, which accounted for 12% of our consolidated revenues, does not report backlog, reflecting the short-term performance cycle of our residential slabs.

Revenues for the first quarter were $297 million, an increase of $72.7 million or 32% over the 2019 quarter. The revenue increase was attributable to the specialty service segment due to the inclusion of the Plateau acquisition. Consistent with our expectations, the first quarter heavy civil revenue was $155.6 million, up slightly or $5.1 million over the 2019 quarter. We expect accelerated quarter-over-quarter heavy civil revenue growth for the balance of the year as we ramp up each of our 3 large design-build joint venture projects in the Rocky Mountain region.

Residential revenue for the first quarter was $36.4 million, down from $42.8 million in the first quarter of 2019, while up from the $34.5 million for the December 13, 2019 quarter.

Completed slab count declined 11% from the first quarter of 2019. This decline was primarily driven by record rainfall in March 2020, which pushed revenues from its first quarter into the second quarter of 2020. To a lesser extent, the shift we saw in mid-2019 to higher demands for small homes, which generate less revenue per slab, also had a negative Q1 2020 revenue impact.

Our Houston market expansion continues to pick up steam. Houston accounted for 14% of the residential's completed slabs in the first quarter of 2020 compared to 9% in the first quarter of the prior year. The Houston area ramp up and increasing scale has had a favorable impact on its operating income returns.

Consolidated gross profit was $35.2 million in the first quarter, an increase of $15.7 million over 2019. Consolidated gross margin was 11.9% for Q1, an increase of 320 basis points over the prior year quarter. The inclusion of Plateau drove the consolidated margin improvement.

General and administrative expenses increased as a result of the Plateau acquisition and increases in stock-based compensation and corporate insurance-related costs. Intangible asset amortization increased $2.2 million to $2.8 million in the first quarter as a result of the Plateau acquisition.

Operating income for the 2020 first quarter was $12.1 million, an increase from $4.7 million for the comparable 2019 quarter.

Income tax expense increased by $1 million year-over-year, predominantly due to the noncash tax expense position, which I discussed earlier. The net effect of all these items resulted in the first quarter net income of $3.1 million or diluted earnings per share of $0.11 compared to the first quarter of 2019 net income of $1.8 million or an EPS of $0.07.

Net income in 2020, excluding the after tax charge, or acquisition-related costs of $374,000, resulted in an adjusted net income of $3.5 million or adjusted earnings per share of $0.12.

Our first quarter EBITDA totaled $20.3 million, more than double that of Q1 2019 EBITDA of $9 million. As a percent of revenues, EBITDA improved to 6.8% of revenues for the first quarter from 4% for the prior year quarter. EBITDA, excluding the acquisition-related costs, resulted in adjusted EBITDA of $20.8 million or 7% of revenues.

Now let's move to our liquidity and balance sheet. Our cash balance increased by $28.2 to $73.9 million for the first quarter. Historically, Sterling's first quarter is its seasonally slowest period for both cash flow and earnings. This has not changed, but it has improved. As a result, we have typically had negative cash flow from the operating activities of $15 million to $20 million in the first quarter. Our cash flow typically then levels off in the second quarter, and we generate cash in the third and fourth quarters. Cash generation from operating activities in the first quarter of 2020, was a positive $10.8 million compared to cash usage of $19.2 million in the comparable 2019 quarter. All 3 of our segments contributed to this $30 million cash flow improvement. Cash flow from financing activities included net borrowings of $24.9 million. In light of uncertain future around the pandemic environment, we felt it prudent to borrow $30 million on our revolving credit facility late in the first quarter and park the cash on our balance sheet. In addition, we made our first scheduled term loan payment of $5 million at the end of March. We ended the quarter with available borrowing capacity of $25 million on our $75 million revolving credit facility.

Our first quarter 2020 capital expenditures, net of disposal proceeds, totaled $6.8 million compared to $3.7 million in the 2019 comparable quarter. Our original 2020 plan anticipated net CapEx in the range of $25 million to $30 million. Considering the current pandemic-related uncertainties for the balance of the year, we have been working with our business leaders on an alternative lower cash outflow CapEx forecast. Our reduced CapEx alternatives include deferring nonessential purchases, short term rentals, increased utilization of our operating lease facilities and pursuing the variety of OEM vendor programs, such as rent to own, low-cost rental programs and trade in or used equipment opportunities. We will continue to monitor our CapEx as the year progresses. Our alternate 2020 CapEx range is $15 million to $25 million and is dependent on how the COVID-19 uncertainties play out for the balance of the year. Please note that we have added a modeling consideration cash flow slide to the Q1 2020 investor deck to insist our stakeholders with understanding key components of our cash flow.

Lastly, our existing 2017 Form S-3 shelf registration statement comes to the end of its life later this month. We continue to believe that having an effective shelf registration statement on file with the Securities and Exchange Commission is a best practice. Consequently, this morning, we filed a new Form S-3 shelf registration statement to replace the existing document. Currently, we do not have plans to issue security under this shelf.

Now I'll turn the call back over to Joe.

Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director

Thanks, Ron. As I reflect back on the quarter, the last 30 days felt more like 30 years. I don't believe any of us could have imagined the whole world economy changing as much as it did in such a short period of time. However, the results of the first quarter and how we are positioned to get through the rest of this year exemplifies the continued strength of the business and the value of our overall strategy. Our teams will continue to figure out how to adapt. And what seems foreign today will become the new norm tomorrow. As we look forward to the second quarter and the full year, we entered the second quarter with record backlogs and record margins. We have a solid liquidity position that only gets better throughout the remainder of the year. We have a team that has shown great ability to adjust quickly and rapidly to changing environments, and we feel confident that we will be able to successfully navigate any challenges we face associated with slowdowns in the residential, multifamily and commercial office markets.

Even though we are stepping back from giving full year guidance until we have a clearer picture of the full COVID impact, we still believe we'll have a year that delivers a strong financial performance.

And with that, I'd like to turn it over to any questions.

QUESTIONS AND ANSWERS

Answer – Operator: (Operator Instructions) Our first question comes from the line of Brent Thielman with D.A. Davidson.

Analyst: Brent Edward Thielman, D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

Question – Brent Edward Thielman: Maybe on the residential to start, can you guys give us any context or framework about what you're hearing from homebuilders on the declines coming and just so we have something to think about in terms of where we could see in that segment for the next couple of quarters?

Answer – Joseph A. Cutillo: Yes. We'll give you the feedback we're getting. It's a little bit mixed. I think everybody has anticipated a larger, faster fall off to date that has happened nearly as much as people thought. However, as we look forward to what builders are looking at for, I'll call it, the back half of May and June starts, they're predicting somewhere between a 30% to 50% drop in starts. Now Texas just opened back up last week. I haven't got that we won't have this week's, I'll call it, foot traffic reports until the end of the week. We're hoping that, that picks up quickly and comes back. But right now, we're seeing 2 things. You're pulling back on those starts towards the end of May. And we're also seeing, for the first time, some of the new site development plans delayed. So they're not breaking ground on that new development. So we'll keep close to it. And Brent, that's really the biggest driver to us pulling the guidance is we think we're at the very early stages of this. We'll certainly know more over the next 30 or 60 days. But it looks like what the builders are telling us is that drop looks like it will be a 90-day kind of drop. And then I don't think it will return 100% back to normal, but it will have some rate of return as we get into that third period in the back half of the year.

Question – Brent Edward Thielman: Okay. And then on the heavy civil backlog. I mean good level of visibility there. I think you talked about kind of quarter-over-quarter growth through the rest of the year for this segment. To what degree, I guess, does that backlog give you visibility into 2021?

Answer – Joseph A. Cutillo: Yes, it does. We have very good visibility as that backlog continues into 2021 and some that goes into 2022. And we generally enter the year with, call it, 70% to 80% of the year locked and loaded before we get into it. We haven't run the 2021 numbers, but we have very good visibility going into 2021 right now.

Answer – Ronald A. Ballschmiede: When you think about it, with the book-to-burn that we've had so far this year, that 70% typically stays level. And now if you're booking more than you're burning, obviously, that has a comforting factor the longer you look out. So as we sit here, we probably could do the math, but it will be in that ballpark of 70% for the next 12 months activity or sitting on our backlog.

Answer – Joseph A. Cutillo: I think the other thing, Brent, is that we have not seen in our markets bid activities from DOT slow down. We have seen some of the little municipality and county work slow down a little bit, but that's not a big part of of what we do. And as a matter of fact, Utah just came out with their 2021 budget which is over $3 billion, which is the biggest one we've seen in a while from them. So we feel good that the heavy highway will continue to click along. Everybody is concerned about the FAST Act coming to an end. But the reality is, even if it does come to an end, they'll put some sort of extension on that as it goes forward, at least in the overall. And then in the states that we're currently in, those states seem to be positioned pretty well to continue with their programs as we go into 2021.

Answer – Ronald A. Ballschmiede: Yes. And one last thought at backlog, Brent, the duration of our backlog is extended. Certainly, probably 1/3 of our backlog is in 4 to 6 projects that are 2 years plus. So that gives us a comforting predictable 2020, 2021. So we know what we have to fill up and have plenty of time to do it. So the backlog is -- obviously, is largest it's been, it's most profitable it's been. Now we just got to execute it as we do our job here and get it done.

Question – Brent Edward Thielman: Okay. Maybe one more for me, and I'll get back in queue. I guess given the cloudier outlook, seemingly really into the back half of the year, Joe and Ron, I guess, want to gauge your comfort levels in terms of meeting your financial covenants for the year and I understand the free cash flow should be pretty good, but kind of the levers you can pull on that front.

Answer – Joseph A. Cutillo: Yes. I will let Ron answer the details, but I think the 1 thing that's really important for people to understand is with the acquisition of Plateau and what we've done over the business over the last 3 or 4 years, the cash flow that we generated in the first quarter is, I'll call it, night and day compared to what is historically done. And we are actually in a better position today than we probably have ever been from, I'll call it, the stability and solidness of the business. But Ron can talk about the covenants and all of that stuff as well.

Answer – Ronald A. Ballschmiede: Sure. So let's start with, so people understand when we talk about residential, the potential magnitude of our short-term builder-driven view of 30% to 50% down for, let's just say, all a quarter. So our earnings in the residential side are pretty pro rata throughout the year. Our EBITDA expectations are plus or minus $25 million in that business. So do easy math and round down a little bit, $6 million a quarter overall. And as we talked many times, their fixed costs are 50 people to all the others are variable costs only paid when you're doing now building slabs. And as a result, it's a variable margin business. So you can almost do the math, not quite because we probably have, I don't know, $0.5 million of -- in a -- maybe with D&A, maybe $1 million, but per quarter, almost. That will continue. So in that 90-day, maybe it's $3 million to $4 million, $3 million is sort of an easy math. So that, by itself, is not a big mover. Obviously, we've got the first quarter underneath us with a strong first quarter on the operating margin side. And so that will -- that decline won't happen until sometime in the -- big decline back half of this quarter and hopefully comes back. So just order of magnitude, if you just assumed it would stay to that pace, it's $10 million on a very dark view of it a little bit, anyway, at least what we're hearing today, and that's the only thing we can rely on.

So now to get to your question, our cushion in our bank covenants are essentially the same, particularly when you consider the $30 million that we borrowed on our revolver is essentially a -- sitting on our balance sheet as just a precaution of -- in these days of uncertainty. So we could pay back that $30 million today if we so desire, we don't think that's a good idea. So with that, we're essentially flat with the first quarter, which at that time had, give or take, $25 million of EBITDA driven cushion. And we'll be in good shape to pay down in the second quarter, we pay down $12.7 million over the final payments of the seller notes and warranty hold back on Tealstone. So those have been paid off in the first week of April and then a $5 million payment on the term loan at the end of the second quarter. So that $17 million is essentially another buffer to keep that cushion about the same number so long as everything else acts as we've talked about today.

And then finally, the way the calculations work is generally a reduction of $1 million in CapEx is the same as an additional $1 million of operating income or EBITDA, I should say. And as I talked about, we went from a range of 25% to 30%. If things don't respond like we think we will, we've already brought down the top end to 25%. We can get to 15% without harming the business and having any noticeable difference. Frankly, we can borrow -- we can get lease rates -- short-term lease rates and even operating lease rates, less that we could borrow on our revolver for. So we tend to do that periodically anyway. So that's just sort of -- when you do that math, it's another -- it's a $10 million additional cushion that you wind up having for the balance of the year if we need to really put our foot hard on the break. If the world changes on the heavy civil/what I'll call our backlog work, we'll step on it harder.

Answer – Joseph A. Cutillo: Yes. I think, Brent, we feel a lot better today than we probably did 3 weeks ago when it was all uncertainty that the specialty sector, for the most part, all the plateaus were, call it, heavy highway has been deemed as essential as backlog and customers continue to work in those areas, we Do know we're going to see a tick back in residential. If the economy gets back, I say economy, people get back to working in Texas at a reasonable rate, hopefully, that dip is lower and shorter than what we're telling everybody. But right now, our best look, what we predict, is 30% to 50% drop for 90 days is what we think is probably realistic up there.

Answer – Operator: Our next question comes from Sean Eastman with KeyBanc.

Analyst: Sean D. Eastman, KeyBanc Capital Markets Inc., Research Division - Senior Equity Research Analyst

Question – Sean D. Eastman: Compliments on the adaptability and cash flow in the first quarter. I guess, first question for me is just kind of wondering at what point in the year, do you have a good idea on how 2020 is shaping up. I just wonder if beyond the residential piece, whether there's a couple bigger jobs you're waiting to see move forward or not. Just kind of any color, I guess, as we head into the summer construction season, when you have that visibility and exactly what you guys are waiting for.

Answer – Joseph A. Cutillo: Yes. I think the thing we're winning -- our biggest, we think, swing is on the residential side, right now. That's not to say that a construction project may not start in the third quarter on the heavy civil side or something along those lines. That certainly could happen. And we don't have 100% of Plateau's backlog filled for the fourth quarter. But we've got a lot of time between now and the fourth quarter to fill up the gap that's in the Plateau

business. That would be a very uncommon to have it full at this point in time. So we certainly have those. Right now, we think our biggest risk is really around this residential piece. And as we get through the second quarter, I'm hoping that we're all wrong in a positive way in the sense that the residential doesn't drop as much as we think it comes back faster. But we'll see as we're getting into that July time frame, if it's going to linger through what's normally a relatively busy season as builders try to get homes completed before the school season starts and people are moving and making all that stuff if that changes, we'll have a better picture as we go there.

Question – Sean D. Eastman: Okay. That makes a lot of sense. And just as a refresh, even if residential does see this kind of pronounced near-term drop, you guys have a lot of cost flex in that business, right? It's not as though the margin profile on the remaining revenue will be that much different from what it would have looked like.

Answer – Joseph A. Cutillo: That's correct. Yes, that business, all of the labor in the field, I say all, there's a few labors that we have, but 90-plus percent of that labor is variable. So if we're not more in slabs, we're not paying for labor. There's roughly between 40 and 50 people in the business. And even there, we'll manage those costs as effectively as we can to keep going. So we should not see a significant impact on the margins. What we're really happy with is in the quarter, we saw a significant improvement in margins coming out of Houston as they finally started to get enough critical mass. We've talked about from the start-up, there's that point where you get enough critical mass to where you can get your concrete cheaper, your labor absorbs itself, all that kind of stuff. The team has done a great job in the Houston market, building that in -- or to that point, and we're really, really pleased with the margin improvement that we saw there.

Question – Sean D. Eastman: Excellent. And just as another refresher, you guys did call out multifamily commercial offices potentially being sensitive here in 2020. Can you just remind us how much of specialty or maybe where else those elements might be reported? Just total exposure there. And then beyond that, just how the sort of bid pipeline and award activity has been trending for Plateau through this kind of lockdown period?

Answer – Joseph A. Cutillo: Do you want to hit the first and then I'll hit the Plateau piece, how much of it is -- how much is the office and multifamily?

Answer – Ronald A. Ballschmiede: Sure. So our specialty Services business is -- commercial is about -- sorry, let me start over. The multifamily, together with some of the smaller -- smaller commercial work is about $40 million to $50 million of revenue per year. So it's a relatively small part of our specialty backlog and our specialty revenues. And those projects are generally a little more -- some go fast, I'd say, on average, right around a year duration. So that slowdown that we've started seeing here in the last month or so will put a little bit of drag on the back half of the year, but $40 million, $10 million a quarter, maybe a little bit more than that -- I'm sorry, $40 million a quarter, -- I've got you this right here. I'll correct myself as I go. But that kind of gross profit for the balance of the year isn't extraordinarily large.

Answer – Joseph A. Cutillo: So it's a small piece relative to the whole sector, Sean. That whole commercial business is that we're talking about less than $100 million a year. It's closer to $50 million and -- in those areas. And we do have some backlog, but where we start to see the shortfall is as we get towards the back half of the third quarter and in the fourth quarter of this year.

As it relates to Plateau, we booked a lot more in the first quarter than we've ever anticipated, over $100 million. What Plateau is also seeing is we bought -- the last time we talked, as a matter of fact, we thought that we were going to see a slowdown in, what we call, speculative warehousing, okay? And those are the guys that are building one-off warehouses and hoping by the time it's done, they sell it and all that. We've seen just the opposite. With all the activity with e-commerce in Amazon, Amazon can't build and get through their process enough warehouses quick enough. And through the southeast, they're going out and buying and pre-buying all of these speculative warehouses that were on the books to be built or in process of being built. The 1 issue they're running into that's taking a little more time to some of these, I'll call it, off the drawing board and on the books, is a lot of the counties have been shut down or scaled back. So what normally took, I forget the exact time, I think they had 60 days to get a permit through now is taking 90 days, right, to get permits through. So there's a little bit of an issue there. But the activity looks very good. We think on the back end of this, we believe that the e-commerce space and all the activities around that are only going to accelerate as we go forward. So nothing to raise any alarms at this point in time. And we think the back half of the year will be strong when stuff resumes.

Answer – Ronald A. Ballschmiede: Yes. Let me -- I got tongue tied there for a second. Let me help recover here. So our commercial business, outside of the Plateau business, is about $120 million per year. About half of that would be basically the base Tealstone business that we acquired that's in the commercial side. So it gets back to that $50 million, $60 million, call it, $60 million kind of run rate. And that's the work that has a duration of 1 year. That's where we're seeing a bit of the slowdown. So call it a $50 million per quarter of revenue, which we got backlog to cover most of the balance of the year. But that's the -- that will be the headwinds as we move forward that. Sorry, I didn't have -- wasn't more crisp a few minutes ago.

Question – Sean D. Eastman: Got it. Got it. Last one for me guys. You did call out the civil -- heavy civil business had sort of the most dislocation from a productivity perspective in the first quarter from just the COVID-19 environment. Just curious how we're trending into the second quarter there. Have you guys kind of got back to normal? How close to normal are we at this point for heavy civil? And just so we can think about margin trajectory there.

Answer – Joseph A. Cutillo: Yes. I think what's really amazing is, whenever you go through, I'll call it, dramatic change, at first, everybody thinks the world is coming to the end. And then you just realize how resilient people really are and how able they are to adapt when they have to, right? Nobody likes to adapt if they don't have to. But when the world changes, you have to adapt. I would tell you, Sean, if we talk to all of our presidents and all of our business leaders 6 months ago and said, we'd like to try this thing called having our offices and our customers work virtual and we could do this, they would have thought we were absolutely off our rockers. But we're on -- we have a litany of calls, trying to keep up with this, as you can imagine. At one of our calls a week or 2 ago, we had one of the presidents say, "You know, I never believe this would work. But this is actually working pretty well." And we've got kind of our stuff going. And I think we're to the point now where we still have some incremental costs with simple things like safety meetings and all that where you could do them all in 10 minutes. And now you got to have 6 people or less, and it takes you time to do it, right? And you can't have people together as much and you're not moving crews around as much. So there's going to be some long-term impact to that. But I would say I'm really proud of the team and the folks on how quickly they're able to adapt and also work with customers that are now virtual and remote, which is highly unusual for us. And they've done a great job. So I think we're -- on a scale of 1 to 10, we're probably in an 8 to 8.5 on running, what I'll call, which will be the new norm and will continue to get better. But we'll always see a little bit of impact, but it's not points of margin. It's a small incremental piece of margin. And candidly, we're working on some other things to make that up in other ways.

Answer – Ronald A. Ballschmiede: When you think about it, not all bad. Having very few cars on the road when you're a roading highway contractor is a very productive change. As you might imagine, moving traffic to work around. And the second one is we burn a lot of diesel and -- that we're saving, so that's the one thing we don't lock in on our projects, we're at that variable risk. So it's not like it's -- we only have ops. There are some -- sometimes you forget about them because it's pretty dismal every day when you get up and listen to the news, but there are some things that kind of balance out in that -- on those big projects.

Answer – Operator: We have reached the end of our question-and-answer session. So I'd like to pass the floor back over to management for any additional concluding comments.

Answer – Ronald A. Ballschmiede: Thanks, Jesse.

Answer – Joseph A. Cutillo: Thanks again, everyone, for joining our call today. If you have any follow-up questions or wish to schedule a call with us, please refer to the contact information provided in the press release associated with our Investor Relations group at Sterling or our partners at the Equity Group. Hope you all have a great day, and we appreciate you taking the time. Thank you.

Answer – Operator: Ladies and gentlemen, this does conclude today's teleconference. Once again, we thank you for your participation, and you may disconnect your lines at this time.
